Reed’s Inc. Announces Management Restructuring

Industry Veteran and Chairman of the Board John Bello Assumes Role of Interim Chief Executive Officer

Norman E. Snyder, Jr. Appointed Chief Operating Officer

Announces Preliminary Q3 2019 net sales of approximately $8.5 million

NORWALK, CT, September 30, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced a restructuring of its executive leadership team to accelerate its continued business transformation to an efficient and effective asset-light model. The leadership changes include the appointment of John Bello, currently Chairman of the Board of Directors, as Interim Chief Executive Officer and the appointment of Norman E. Snyder, Jr. as Reed’s Chief Operating Officer. Additionally, the Company has announced preliminary third quarter 2019 net sales.

“Today’s announcement reflects the Board’s decision to adjust our leadership team to align with the stage of our business development. The Company has executed the initial stages of its business transformation to a brand platform business model centered on Healthy Refreshment. With the divestiture of manufacturing, Reed’s will focus on building world class brands through on-trend product innovation, effective sales and powerful marketing. We have now entered a key next stage of our business transformation, where we are focused on executing the further development of our outsourced supply chain to support the anticipated growth of our core brands as we expand our sales and marketing efforts,” said John Bello, Chairman and Interim CEO of Reed’s, Inc. “As we enter this next phase in our growth, it is crucial to develop a team with the experience and skills to execute our new business model. I will leverage my beverage industry experience to provide the guidance to drive these important business activities while partnering with and building our talented team to support our expanding sales, marketing and product development efforts.”

“We have implemented an executive search to identify the most experienced leadership for this next phase of our growth and have added a seasoned operational executive to enhance our supply chain and broaden our contract manufacturing relationships. I had the distinct pleasure of working closely with Norm as we built SoBe into a powerful national brand which exceeded $275 million in sales in five years. He was responsible for building our national production, which included 17 packing facilities and leveraged high quality co-packer relationships across North America. Additionally, his CPA and financial background is an asset in enhancing margins and negotiating productive contracts and raw material sourcing. His experience, relationships and proven success at building an effective and efficient beverage supply chain position us to capitalize on our opportunities across the craft and healthy beverage industries,” continued Mr. Bello.

Mr. Snyder brings over 36 years of multi-faceted experience in operations, sales, marketing, finance, manufacturing, business development and management with public, private, international and start-up companies within the beverage industry. Most recently, Mr. Snyder served as President and Chief Executive Office for Avitae USA, LLC, an emerging premium new age beverage company that markets and sells a line of ready-to-drink caffeinated waters. Prior to Avitae, he served as the President and Chief Operating Officer for Adina For Life, Inc. a startup beverage venture that markets and sells ready-to-drink fruit beverages, teas and coffees. Mr. Snyder was also the President and Chief Executive Officer of High Falls Brewing Company, Chief Operating Officer of Rheingold Brewing Company, and Chief Financial Officer, and later Chief Operating Officer of South Beach Beverage Company, known as SoBe. In prior experience, Mr. Snyder served as Controller for National Football League Properties, Inc., and in various roles at PriceWaterhouse during an eight-year tenure. He worked with Mr. Bello both at the NFL and Adina for Life in addition to contributing to the spectacular success at SoBe.

“I’m excited to reunite with John to build on the success of iconic brands like Reeds and Virgil’s. I am honored to join the Reed’s team at such an exciting and pivotal time in the Company’s history,” said Mr. Snyder. “We have a substantial opportunity ahead of us and I look forward to helping the Company leverage its brand strengths and build the organization necessary to support such change and growth in the near and long term.”

Mr. Snyder will succeed Stefan Freeman, who has served as Reed’s Chief Operating Officer since July 2017. Mr. Freeman will continue to support Reed’s and move into a transitional operating role, working closely with Mr. Snyder to ensure a seamless executive operational transition.

“I want to thank Val Stalowir for his dedicated and tireless service over the last two years executing our transformation plan. Val repositioned the business operations and built out a strong sales and marketing organization that is poised to drive the business to its next level. As we transition into our next phase of development, change is expected, and we wish Val the best in his next endeavors,” stated Mr. Bello.

Reed’s Inc. today provided preliminary results for the third quarter of fiscal 2018. The company anticipates net sales of approximately $8.5 million, reflecting 3% to 4% core gross sales growth versus the prior year period.

“Our third quarter results reflect the short-term supply chain challenges that began at end of the second quarter and modest improvement is anticipated as we exit the year. However, we are pleased to report that we have seen improvement in fulfillment rates, have expanded our contract manufacturing relationships and are executing on our initiatives to broaden production and support our strong product innovation efforts as we enter 2020. Our enhanced operation team will further accelerate our supply chain enhancement efforts,” continued Mr. Bello.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com